EXHIBIT 4.4
Dated the 22nd day of October 2008
ZIMMER ORTHOPEDICS MANUFACTURING LIMITED
-and-
COMPUTERSHARE TRUSTEES (IRELAND) LIMITED

TRUST DEED AND RULES
in respect of
ZIMMER ORTHOPEDICS EMPLOYEE PROFIT SHARING SCHEME

Arthur Cox
Earlsfort Centre
Earlsfort Terrace
Dublin 2
CA80840

CONTENTS

1 Duration of Trust	1
2 Interpretation, Governing Law and Jurisdiction	2
3 Trustee Covenants	2
4 Company’s Covenants	4
5 Record Keeping	4
6 Participant’s Liability to Income Tax	4
7 Trust Expenses	4
8 Amendment to this Trust Deed	4
9 Participating Companies	5
10 Determination of Market Value	5
11 Participating Companies to Supply Information	5
12 Majority of Trustees Resident in Ireland	6
13 Appointment and Removal of Trustees	6
14 Resignation by a Trustee	6
15 Number of Trustees	6
16 Trustees’ Remuneration	7
17 Trustees’ Interests in the Scheme	7
18 Trustees’ Meetings and Resolutions	7
19 Bank Accounts	8
20 Trustees Powers	8
21 Valid Receipts	10
22 Dissenting Trustees to Act with Majority	10
23 Trustees to Comply with Directions of the Company	10
24 Trustees Exclusion from Liability	10
25 The Company Indemnifies Trustees	10
26 Satisfaction of Monetary Obligations	10
27 Residual Fund	11
28 Proof of Claims	11
29 Determination of the Scheme	11

SCHEDULE A
RULES OF THE ZIMMER ORTHOPEDICS EMPLOYEE PROFIT SHARING SCHEME	14
1 Interpretation and Construction	14
2 Scheme Offers	17
3 Communication of Offers and Acceptances	18
4 Individual Limit	19
5 Initial Market Value	19
6 Acquisition of Shares	19
7 Acquisition of Shares by the Trustees and Rights Attaching to Shares and Listings	20
8 Appropriation of Shares	21
9 Trustees’ Accountability to a Participant and Participating Companies	23
10 Dealing with a Participant’s Shares	23
11 Voting Rights in Respect of Participants’ Shares	24
12 Rights Issues	25
13 Capitalisation Issues	25

14 Takeovers and other Transactions Affecting a Participant’s Shares	26
15 Fractions arising from the Issue of New Securities by Reference to a Participant’s Shares	27
16 Directions and Notices	28
17 Miscellaneous	29
18 Errors and Omissions	30

APPENDIX 1
LETTER OF INVITATION	31

APPENDIX 2
PART A	33
CONTRACT OF PARTICIPATION	33

APPENDIX 2
PART B	36
INSTRUCTION FORM	36

APPENDIX 3
NOTICE OF INTENTION TO TRANSFER SCHEME SHARES	38

APPENDIX 4
DIRECTION TO SELL SHARES	39

THIS TRUST DEED is made the 22nd day of October 2008
BETWEEN:
(1)	ZIMMER ORTHOPEDICS MANUFACTURING LIMITED whose registered office is at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (hereinafter called “the Company”) of the one part; and

(2)	COMPUTERSHARE TRUSTEES (IRELAND) LIMITED (hereinafter called the “Trustees”) having its registered office at Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18 of the second part.
WHEREAS:-
(A)	The Company wishes to establish an employee profit sharing scheme (hereinafter called “the Scheme”) complying with the provisions of Section 60 of the Companies Act, 1963 and capable of approval by the Revenue Commissioners in accordance with Chapter 1 of Part 17 of and Schedule 11 to the Act for the purpose of providing funds to the Trustees from time to time to enable fully-paid ordinary Shares in the capital of Zimmer Holdings, Inc. to be acquired from time to time by the Trustees (either by subscription or by purchase) and subsequently to be appropriated by the Trustees to such directors and employees of the Company and the Participating Companies(as hereinafter defined) as shall from time to time be eligible in accordance with the Rules (as hereinafter defined) to participate therein.

(B)	The Revenue Commissioners are to approve this Trust Deed as a profit sharing scheme pursuant to Chapter 1 of Part 17 of and Schedule 11 to the Act.
NOW THIS DEED WITNESSES as follows:
1.	Duration of Trust
1.1	The Scheme known as the “Zimmer Orthopedics Employee Profit Sharing Scheme” shall be operated and administered in accordance with this Trust Deed and the Rules contained in Schedule A and for a period (“the Trust Period”) which shall commence on the date hereof and which shall end on the earlier of-
(a)	the expiration of the period of twenty years after the death of the survivor living on the date hereof of the descendants of his Late Britannic Majesty King George V which period shall be the perpetuity period applicable to this Deed; or

(b)	the Release Date referable to the Appropriation Date if any, either next following the date on which the Company shall go into liquidation (otherwise than for the purposes of a reconstruction or amalgamation in such circumstances that substantially the whole of the undertaking, assets and liabilities of the Company pass to a successor company) or if there is no Appropriation Date following the date on which the Company shall go into liquidation otherwise than for the purposes of such a reconstruction or amalgamation the Release Date referable to the Appropriation Date coincident with or immediately preceding the aforesaid date of liquidation; or

(c)	such date as the Company with the agreement of the Trustees shall by deed declare to be the end of the Trust Period.
2.	Interpretation, Governing Law and Jurisdiction

Words and expressions defined in the Rules and the rules of construction set out therein shall (where the context so admits) apply throughout this Deed and this Trust Deed and the Rules shall be construed and take effect according to the laws of Ireland and any dispute thereon shall be heard in a Court in Ireland.

3.	Trustee Covenants
3.1	Subject as provided herein and in the Rules, the Trustees hereby covenant with each Participating Company to apply such sums received for that purpose in the acquisition, in accordance with the Rules, of Shares and to hold all such Shares once appropriated upon trust for the respective Participants entitled thereto, subject to the provisions of the Scheme and provided always that:-
(a)	the Trustees shall not dispose of any Participant’s Shares during the Retention Period applicable thereto (whether by transfer to the Participant or otherwise) unless the circumstances mentioned in paragraphs (a), (b) or (c) of Section 511(6) of the Act apply;

(b)	the Trustees shall not dispose of any Participant’s Shares after the end of the Retention Period applicable thereto and before the Release Date except pursuant to a direction given by or on behalf of the Participant concerned and by a transaction which would not involve a breach of Participant’s obligations under Rules 10.2(a) and 10.2(b);

(c)	the Trustees shall deal with a Participant’s Shares (and any right conferred in respect of any of his Shares to be allotted other shares, securities or rights of any description) only pursuant to a direction given by or on behalf of the Participant;

(d)	subject to Rule 14.1, the Trustees shall disregard any direction given in respect of the disposal or transfer of a Participant’s Shares prior to the earliest of the end of the Retention Period applicable thereto and the Participant’s death and shall not be required or bound to act in accordance therewith if to their knowledge the Participant in question is or would, following implementation of such direction, be in breach of such Participant’s obligations in respect of his Shares under Rules 10.1 or 10.2;

(e)	the Trustees shall in accordance with Rule 8.8 sell so many of the Shares acquired by them and which have not been appropriated or retain such Shares as Surplus Shares; and

(f)	the Trustees may, at their discretion, pay the net proceeds of any sale made pursuant to Clause 3.1(e) above to the Participating Companies in whichever appropriate shares the Trustees determine, or hold such proceeds in the Residual Fund.
3.2	During the Trust Period any income received by the Trustees in respect of funds provided by any Participating Company but not for the time being used to acquire Shares shall be held by the Trustees and shall be held as part of the Residual Fund to be applied in accordance with Clause 27 of this Trust Deed.

3.3	Subject as otherwise directed in the Trust Deed or Rules (with particular reference to the requirements of Clause 3.6 below of the Trust Deed) the Trustees shall hold in the Residual Fund any unappropriated Trust Property and any moneys in their possession and arising under the Scheme for the benefit of the Participating Companies pro rata to their respective contributions in whichever appropriate share the Trustees determine.

3.4	The Trustees shall at all times comply with their obligations to make the tax payments properly incurred by them in the course of operating the Scheme.

3.5	As soon as practicable after any appropriation of Shares to a Participant the Trustees will give him notice in writing thereof stating the number, description and Initial Market Value of the Shares so appropriated and the date on which those Shares were so appropriated.

3.6	The Trustees shall distribute to a Participant or to the relevant Participating Company for onward transmission to the Participant, as soon as practicable following receipt, any money or other assets received by them in respect of or by reference to that Participant’s Shares excluding:
(a)	any sum received by them on a sale of rights pursuant to Rule 12 and which is to be applied on the direction of the Participant concerned in financing the exercise of other such rights pursuant to a direction under that Rule; and

(b)	any securities comprising a new holding (as defined in Section 584 of the Act); and

(c)	any part of any sum so received as the Trustees may have received from the Participant pursuant to the Participant’s obligations under Section 511(4)(c) of the Act,

(d)	unless a Participant otherwise directs, sums comprising in aggregate less than €100 held for an individual Participant, shall continue to be held by the Trustees on trust for such Participant until the aggregate of all such sums so held for such Participant shall exceed €100 as aforesaid or until the Participant ceases to be a Participant (whichever shall first occur) whereupon all such sums so held shall be distributed to the Participant; and

(e)	any dividends received by the Trustees in respect of Scheme Shares to the extent that any dividends are declared and paid by Zimmer Holdings, Inc shall be paid to Participants once annually at a time determined by the Trustees and may not be held over into the next tax year.
4.	Company’s Covenants

The Company covenants with the Trustees:-
4.1	to pay to the Trustees, or to procure that the other Participating Companies pay to them, such sums as pursuant to this Deed are required to be paid to the Trustees; and to carry out, or to procure to be carried out, such other covenants as pursuant to this Deed are required of it and of the other Participating Companies.
5.	Record Keeping

The Trustees shall, using information notified to them in writing by the Participating Companies, maintain such accounts and records as may be required for the proper operation of the Scheme in accordance with statute and the general law and in particular as may be necessary to enable them to carry out their obligations under Chapter 1 of Part 17 and Schedule 11 to the Act.

6.	Participant’s Liability to Income Tax

Where a Participant becomes liable to income tax under Schedule E by reason of the occurrence of any event relating to such Participant’s Shares including, but not limited to, the receipt of a Capital Receipt (as defined in Section 513 of the Act), the Trustees shall inform the Participant of any facts known to them relevant to determining that liability.

7.	Trust Expenses

Subject to Clause 27 of this Trust Deed, under which expenses of the Scheme may be paid by the Trustees, and to Rules 9.1 and 17.1 under which certain payments may be made to the Residual Fund, and to Rules 8.8 and 17.2, all costs and expenses of and incidental to the establishment and maintenance of the Scheme (including any remuneration of the Trustees but excluding any disposal costs payable on the sale of Shares by or on behalf of a Participant) shall be payable by the Participating Companies in such proportions agreed between them and the Trustees and in the event of failure to agree the relevant proportions within any time limit specified by the Trustees, the appropriate proportions shall be determined by the Trustees at their discretion.

8.	Amendment to this Trust Deed
8.1	Subject to Rules 17.6 to 17.8 inclusive, the Company may at any time, with the prior written approval of the Revenue Commissioners and the concurrence of the Trustees, by deed supplemental hereto executed by the Company and the Trustees, amend, extend or revoke any of the provisions of this Trust Deed in such manner as it may think fit and all provisions of any such supplemental deed shall be binding on all Participants and Participating Companies PROVIDED THAT the foregoing power shall not be exercised so as:-
(a)	to prevent the Scheme from according with the requirements of the Act; or

(b)	to affect adversely the subsisting interests of all or any of the Participants; or

(c)	to extend the duration of the Trust Period beyond the perpetuity period applicable to this Trust Deed.
9.	Participating Companies

The Company shall have power exercisable from time to time by deed (expressed to be supplemental hereto) executed by the Company and the Trustees, such deed having been approved in writing by the Revenue Commissioners, to agree that any Subsidiary shall become a Participating Company for the purposes of the Scheme provided that such Subsidiary shall be party to that supplemental deed for the purpose of acceding to the provisions of the Scheme. A Subsidiary shall cease to be a Participating Company for the purposes of the Scheme as from the date on which it ceases to be a Subsidiary or otherwise if so permitted by the Company and the Trustees to cease to be a Participating Company in which event the seceding Participating Company shall execute a supplemental deed with the Company and the Trustees on such terms as are agreed with the prior written approval of the Revenue Commissioners.

10.	Determination of Market Value

The Initial Market Value of the Shares to be appropriated under the Scheme will be determined as follows:
10.1	the market value (construed in accordance with Section 548 of the Act) of the Shares on the date the Shares are appropriated to a Participant; or

10.2	where Shares are appropriated within 30 days after acquisition the price as calculated in accordance with Rule 7.4.(a); or

10.3	in all other cases as agreed in writing in advance with the Revenue Commissioners.
11.	Participating Companies to Supply Information

Each Participating Company shall supply the Trustees in writing with any information reasonably required by them for the purposes of the Scheme. The Trustees may call for and shall be entitled and are hereby authorised to rely upon and accept as sufficient evidence of any fact or matter (upon which the Trustees may in exercise of any of the trusts, powers and provisions vested in them under the Scheme require to be satisfied or to have information) a notification or certificate given on behalf of the

Company or any other Participating Company as to any fact or matter prima facie within the knowledge of that company and the Trustees may rely and act upon any instruction received from the Company as evidenced by a copy of the appropriate resolution signed or purporting to be signed by the secretary or any director of the Company and the Trustees shall in no way be bound to call for further evidence or be responsible for any loss that may be occasioned by acting on such notification certificate or instruction.

12.	Majority of Trustees Resident in Ireland

No person, shall be capable of being appointed a Trustee unless, following his appointment, the majority of the Trustees are resident in Ireland for the purposes of the laws of Ireland relating to the taxation of income and capital gains.

13.	Appointment and Removal of Trustees
13.1	The Company shall have power at any time (subject to the prior approval of the Revenue Commissioners) by deed to appoint a new or additional Trustee or Trustees.

13.2	Subject to Clause 15 of this Trust Deed, the Company shall have power at any time with the prior written approval of the Revenue Commissioners and having informed the Revenue Commissioners of the reason for the exercise of this power to remove from office any Trustee (by notice in writing addressed to such Trustee forthwith upon receipt of approval by the Revenue Commissioners) and the Trustees shall accord therewith by taking whatever further action may be necessary to give effect thereto. Notice of removal from office of any Trustee shall be deemed to have been duly given if sent by post in a pre-paid cover to the Trustee’s last known address and shall be deemed to have been received 48 hours after posting.

13.3	The Company hereby declares and confirms the independence of the Trustees in the exercise of all of their statutory functions and obligations under the Scheme and undertakes that it shall not influence them in any manner. The Trustees shall administer the Scheme impartially and in accordance with this Trust Deed and the Rules of the Scheme.
14.	Resignation by a Trustee

Any Trustee may, upon the expiry of six weeks prior notice in writing given to the Company and the remaining Trustees (if any), resign his office and thereupon cease to be a Trustee and shall not be responsible for any costs incurred by such retirement.

15.	Number of Trustees

Without prejudice to the provisions of Clause 14 hereof, there shall at all times be at least three Trustees except that a body corporate may act as sole Trustee. Should the number of Trustees, for any reason, fall beneath that required by this Clause 15 the Company shall forthwith exercise its powers under Clause 13 of this Trust Deed to appoint a new Trustee or Trustees, as appropriate. The Trustees shall at all times include at least one person who or which is unconnected with the Company. An individual shall be regarded as unconnected with the Company if he is not and has not at any time been a director or employee of it or any of its Subsidiaries, and in the case of a company if it is not or has not been the Company or any of its Subsidiaries, and in the event of the death or retirement of any such Trustee the Company shall forthwith exercise its power of appointing a replacement Trustee who or which is also unconnected with the Company.

16.	Trustees’ Remuneration

A Trustee (whether or not a professional or business person) shall be entitled to receive and retain such remuneration as may be agreed from time to time with the Company and to be repaid or recompensed for such reasonable expenses as may be incurred in the performance of his duties as Trustee without being liable to account for the same.

17.	Trustees’ Interests in the Scheme
17.1	The Trustees and any director or other officer of a corporate body acting as a Trustee hereof shall not be precluded from underwriting, guaranteeing the subscription of, subscribing for or otherwise acquiring, holding or dealing with any debentures, debenture stock, shares or securities whatsoever of the Company, of any Subsidiary or any other company in which the Company or any Subsidiary may be interested, or of any holding company or from entering into any contract or other transaction with the Company or any Subsidiary or any such other company or being interested in any such contract or transaction; and they shall not be in any way liable to account to the Company or any Subsidiary or Participant for any profits made or benefits obtained by them thereby or in connection therewith. Without prejudice to the generality of the foregoing, a Trustee which is a bank or any other company which provides goods or services, or a subsidiary or associated company of the same who is a professional person or a partner in a firm of such persons shall be entitled to act as such for the trust constituted by the Scheme or, as the case may be, to use the subsidiary or associated company or firm and it and its subsidiary or associated company or, as the case may be, he and his firm, shall be entitled to charge, receive and retain interest, commission, brokerage, fees or remuneration for services rendered in connection therewith without being liable to account for the same.

17.2	No decision of or exercise of a power by the Trustees shall be invalidated or questioned on the ground that the Trustees or any individual Trustee or any member of the board of directors of a corporate Trustee had a direct or personal interest as a beneficiary under the Scheme in the result of any such decision or in the exercising of any such power.
18.	Trustees’ Meetings and Resolutions
18.1	The Trustees may in their discretion make rules for the constitution and regulation of their meetings and the keeping of minutes and otherwise conduct their affairs in such manner as they may deem appropriate and make such arrangements in relation to the administration of the Scheme, the Trust

Property and the Scheme Shares as they may consider advisable provided that all meetings of the Trustees shall be held in Ireland.

18.2	Except where a body corporate is the sole Trustee, any two Trustees present in person at a meeting of Trustees shall constitute a quorum. If at the time appointed for a meeting a sufficient number of Trustees to form a quorum is not present or, if at any meeting the business is not completed, the Trustees present will adjourn the meeting to a later day and time provided that notice of such adjournment shall forthwith be sent (by post, fax or electronic mail) to each Trustee.

18.3	Any Trustee may participate in a meeting of the Trustees by means of a conference telephone or similar communicating equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner will be deemed to constitute presence in person at such meeting but, for the purposes of determining whether the quorum for the transaction of business exists, any Trustee in telephonic communication with a meeting of Trustees will not be counted in the quorum.

18.4	A resolution in writing signed by a majority of the Trustees individually shall be as valid as if the resolution had been passed at a meeting of the Trustees.

18.5	A resolution in writing may comprise one document signed by a majority of the Trustees or separate documents in the same terms which, when taken together, have been signed by a majority of the Trustees.

18.6	A resolution in writing shall be valid whether delivered by post, facsimile or electronic mail. In the case of a resolution by way of electronic mail, such resolution shall be treated as if it were a resolution signed by the Trustees notwithstanding that no signature appears on the communication.
19.	Bank Accounts

Any money received by the Trustees pursuant to the provisions of this Deed may be placed on current or deposit or any other account of a similar nature with a bank or other licensed deposit taking institution carrying on business in Ireland and the Trustees shall not be obliged to earn interest in respect of such money. Any bank account maintained by the Trustees in connection with the Scheme may be operated by such Trustees or by two or more persons, as the Trustees shall, in their discretion, direct.

20.	Trustees Powers
20.1	The Trustees shall, in relation to the trusts, powers and discretions vested in them by these presents have all the rights, powers and privileges conferred upon trustees by the general law and by statute and by way of supplement, it is expressly declared as follows:-
(a)	the Trustees may for the proper administration and management of the Scheme, from time to time, appoint such secretarial or executive officers or staff as they consider desirable, on such terms as they think fit;

(b)	the Trustees may from time to time in writing delegate any business and the exercise of any of the trusts, powers, discretions and duties imposed on them under the Scheme to any person (whether being a Trustee or not) or persons or fluctuating body of persons and such delegation may be made upon such terms and conditions including power to sub-delegate and subject to such regulations as the Trustees may think fit and the Trustees shall not be bound to supervise the proceedings of any such delegate or sub-delegate; Provided that notwithstanding any such delegation the Trustees shall be and remain responsible for the administration of the Scheme and for the acts of such persons to whom they may delegate duties in connection with the Scheme;

(c)	the Trustees may employ and pay for the service of such registrars, solicitors or other professional or business advisers or agents generally as they consider desirable to advise on or transact or concur in transacting any business to be done in connection with the Scheme or for the proper administration and management of the Scheme or otherwise in connection therewith;

(d)	the Trustees may in relation to these presents act on the opinion or advice of or any information obtained from any lawyer, banker, valuer, surveyor, broker, auctioneer, accountant or other expert whether obtained by the Company or by the Trustees or otherwise. Any such opinion, advice or information may be sent or obtained by letter, telegram, telex, facsimile transmission, email, telephone, radiogram or cablegram or other means and the Trustees shall not be liable for acting on any opinion, advice or information purporting to be so conveyed although the same shall contain some error or shall not be authentic; and the Trustees may choose whether to act or not to act on any such opinion, advice or information they shall not, subject to Clause 24 of this Trust Deed, be liable for any loss arising as a result of the decision to act or not to so act;

(e)	the Trustees may at any time cause any part of the Trust Property and the Scheme Shares to be deposited for safekeeping with any one or more of the Trustees or a custodian or any other persons (including any company or corporation) on behalf of the Trustees on such terms as the Trustees determine including the power for any custodian to appoint a sub-custodian and the Trustees may pay any expenses in connection therewith;

(f)	a Trustee being a corporation may, in the execution and exercise of all of the trusts, powers and discretions vested in it, by these presents act by its appropriate officers and employees; and

(g)	any costs, charges or expenses incurred by the Trustees in accordance with this Clause shall form part of the costs, charges and expenses necessarily incurred by them in the execution of the trusts of the Scheme.
21.	Valid Receipts

Any two Trustees (being individuals) or a body corporate acting as a Trustee may give a valid and effectual receipt or discharge for the payment or transfer of any money or other property received by the Trustees.

22.	Dissenting Trustees to Act with Majority

Each of the powers and discretions hereby or by law vested in the Trustees shall, subject as expressly provided herein be an absolute discretion or power and if there shall at any time be more than two Trustees shall be exercisable by a simple majority in number of the Trustees for the time being and any Trustee who shall dissent from any exercise of any such power or discretion shall nevertheless, but without being responsible for loss, concur in executing or signing any deed or document and in doing any act necessary for giving effect to the exercise of such power or discretion by the majority of the Trustees.

23.	Trustees to Comply with Directions of the Company

The Trustees shall comply with any directions given by the Company and by a Participant pursuant to and in accordance with the Rules and shall not be under any liability in respect thereof to any Participating Company or to any Participant.

24.	Trustees Exclusion from Liability

In the execution of the trusts and powers thereof, no Trustee shall be liable for any loss to the Trust Fund arising in consequence of the failure, depreciation or loss of any investments made in good faith or of any negligent act or omission of any duly appointed agent of the Trustees or by reason of any mistake or omission made in good faith or of any other matter or thing except wilful and individual fraud and wrongdoing on the part of the Trustee who is sought to be made liable, or in the case of a professional Trustee engaged in the business of providing a trustee service for a fee, negligence.

25.	The Company Indemnifies Trustees

The Company shall keep the Trustees indemnified against any actions, claims and demands arising out of anything done or caused to be done by them (except where by wilful default, fraud, mistake or negligent act or omission on the part of the Trustees) in the exercise of the powers and discretions vested in them by this Deed and the Rules or otherwise arising howsoever out of, or in connection with, the preparation, administration, operation or termination of this Deed or the Rules and in addition the Trustees shall have the benefit of indemnities conferred upon Trustees generally by law.

26.	Satisfaction of Monetary Obligations
26.1	The Trustees shall not be liable to satisfy any monetary obligations under the Scheme (including, but without prejudice to the generality of the foregoing,

any monetary obligations to Participants) beyond the sums of money (including income (if any) arising from the investment thereof) from time to time in their hands or under their control as Trustees of the Scheme and properly applicable for that purpose.

26.2	Except as herein expressly provided, the Trustees shall be and are hereby authorised to assume without enquiry in the absence of knowledge by or express notice to them to the contrary that the Company are duly performing and observing all the covenants and provisions contained in these presents and to be performed and observed and notwithstanding knowledge by or notice to the Trustees of any breach of covenant or obligation by the Company or any Participating Company it shall be in the discretion of the Trustees whether to take any action or proceedings as to enforce the performance thereof and in any case in which the Trustees decide to take any action or proceedings or to enforce the performance thereof they shall first be indemnified to their satisfaction by the Company against all proceedings, claims and demands to which the Trustees may thereby become liable and all costs, charges, expenses and liabilities which may thereby be incurred.
27.	Residual Fund
27.1	The Trustees shall hold and apply the Residual Fund as follows:-
(a)	in paying the costs, charges and expenses incurred in the operation of the Scheme as they in their discretion shall determine; and

(b)	subject as aforesaid, any moneys at any time which are not immediately required to be applied by the Trustees in any particular manner may be repaid to the Company or the Participating Companies in such proportions as the Trustees in their discretion determine, or may be placed on deposit (either with or without interest) with any bank or other deposit taking institution in Ireland as the Trustees may determine; and

(c)	in appropriating Shares to Participants as soon as practicable after the Shares form part of the Residual Fund.
28.	Proof of Claims

Any person (other than a Participant) who is entitled or prospectively entitled to any benefit under the Scheme shall produce such evidence or information as may be reasonably required by the Trustees and until such evidence or information is produced the Trustees may withhold the payment of such benefit.

29.	Determination of the Scheme
29.1	The Scheme shall not terminate unless and until any Shares registered in the names of the Trustees (or their nominee) to which any Participant is absolutely entitled shall be transferred to such Participant provided this would not be in breach of Chapter 1 of Part 17 and Schedule 11 to the Act.

29.2	Any Shares held by the Trustees which at the date of determination have not been appropriated to Eligible Employees shall be sold by the Trustees. The proceeds of sale, and the other assets representing the Trust Property, after meeting such expenses of the Trust in relation to such sale and associated administration expenses, shall be transferred to the Participating Companies in such proportion as the Trustees shall decide.

IN WITNESS whereof the parties hereto have entered into these presents the day and year first above written.
PRESENT when the Common Seal of
ZIMMER ORTHOPEDICS
MANUFACTURING LIMITED was affixed hereto

/s/ Adrian Furey

/s/ Guillaume Genin
PRESENT when the Common Seal of
COMPUTERSHARE TRUSTEES (IRELAND) LIMITED was affixed hereto:-

/s/ Trevor Watkins

/s/ Austin Foxe

SCHEDULE A
RULES OF THE ZIMMER ORTHOPEDICS EMPLOYEE PROFIT SHARING
SCHEME
1.	Interpretation and Construction
1.1	In these Rules and in the Trust Deed:-

“Acceptance Amount” means in respect of an Offer the aggregate amounts (including salary foregone) which Eligible Employees have advised to the Company under Rule 3.5, on Instruction Forms (returned to the Company by the due date) to be used to acquire Shares for appropriation under the Scheme;

“the Act” means the Taxes Consolidation Act, 1997 (as amended);

“the Adoption Date” means the date upon which this Scheme is adopted by the Company;

“to appropriate” means formally to vest a beneficial interest (subject to the provisions of the Scheme) in specific Shares in a Participant pursuant to these Rules and the expression “appropriation” shall be construed accordingly;

“Appropriation Date” means any date on which Shares are appropriated to Participants by the Trustees after the relevant Offer;

“Appropriate Percentage” in relation to any Shares shall be construed in accordance with Section 509(1) of the Act;

“Approved Scheme” means any scheme which is for the time being approved by the Revenue Commissioners in accordance with Chapter 1 of Part 17 and Schedule 11 to the Act;

“Auditors” means the firm of auditors for the time being of the Company or in the event of there being more than one such firm such one of them as the Company shall select;

“Basic Salary” means an Eligible Employee’s basic annual salary (but excluding any bonus, commission, overtime or other fluctuating payments) as at the Qualifying Date;

“Contract” means a contract of participation in such form as may from time to time be agreed with the Revenue Commissioners;

“Eligible Employee” means every individual (excluding any individual ineligible to participate by virtue of the provisions of Part 4 of Schedule 11 to the Act):
(a)	whose remuneration is subject to Irish Income Tax under Schedule E and who has been in the full time or part-time service and who is an employee of a Participating Company on the relevant Qualifying Date; or

(b)	a salaried director of any Participating Company on the relevant Qualifying Date who is required to devote substantially the whole of his time and in any event not less than 25 hours each week to the duties of his office and whose employment is chargeable to tax in respect of his office or employment under Schedule E.
Except that an individual who would otherwise have been an Eligible Employee under (a) or (b) above will not be eligible to participate, if on the relevant Qualifying Date, he is under notice, either given or received, of termination of his employment and provided always that such individual is not an employee of a Participating Company on the Appropriation Date immediately following the relevant Qualifying Date.

For the purposes of this definition of Eligible Employee any absence from service by any individual due to injury, disability, maternity, parental or other statutory leave will not be deemed as an interruption to continuous service.

“Entitlement” the amount of each Eligible Employee’s entitlement as may be determined in accordance with the Rule 8 or on such other basis as may, from time to time, be agreed in writing with the Revenue Commissioners;

“Financial Year” means an accounting period of the Company in respect of which audited accounts are laid before an annual general meeting of the Company;

“the Group” means the Company and its Subsidiaries for the time being;

“Initial Market Value” means the value at which Shares are appropriated to a Participant determined in accordance with section 510(2) of the Act;

“Instruction Form” means the form that an Eligible Employee must complete in order to instruct the Company as to the extent of his participation in the Scheme, such form having been approved by the Revenue Commissioners;

“Locked-in-Value” in relation to any Shares, shall be construed in accordance with Section 512(1) of the Act;

“Offer” means an offer made by the Trustees under the Scheme in accordance with Rule 2;

“the Parent Company” means Zimmer Holdings, Inc., a company incorporated in Delaware, whose principal office is situated at 345 East Main Street, Warsaw, Indiana, USA.

“Participant” means any Eligible Employee to whom Shares have been appropriated and which continue to be Scheme Shares including (where the context so admits) any person in whom an interest in Scheme Shares or an entitlement thereto is or becomes vested;

“Participant’s Shares” in relation to any Participant means such Shares as have been or are deemed to have been appropriated to that Participant under the Scheme and are for the time being held by the Trustees and (where the context so admits) includes any new shares (within the meaning of Section 514(1) of the Act) issued in respect of or otherwise representing such Shares following a company reconstruction (as also defined in that section);

“Participating Company” means the Company and any Subsidiary which has entered into a supplemental deed pursuant to Clause 9 of the Trust Deed;

“Qualifying Date” in relation to an Offer means 1st November in the calendar year preceding that in which the Offer is made or such other date (being no earlier than 30 months prior to the relevant Appropriation Date) as the Company may from time to time determine;

“Release Date” in connection with any of a Participant’s Shares means the third anniversary of the date on which such Shares were appropriated or deemed to have been appropriated to him or such other date as may be determined by Section 511(2) of the Act;

“Residual Fund” means all monies and Surplus Shares directed to be held as part of the Residual Fund or for which no specific provision is made (other than under Clause 27) and the income (if any) arising therefrom, all of which shall be held in accordance with Clause 27 of the Trust Deed;

“Retention Period” in connection with any of a Participant’s Shares means:-
(a)	the period beginning on the date on which such Shares are appropriated or deemed to have been appropriated to him and ending on the second anniversary of that date (or such other anniversary of that date as may be determined by Section 511 (1) of the Act) or, if it is earlier:-
(i)	the date on which the Participant ceases to be an employee or full-time salaried director of any Participating Company, by reason of injury or disability or on account of his being dismissed by reason of redundancy, within the meaning of the Redundancy Payments Acts, 1967 to 1991, or

(ii)	the date on which the Participant reaches pensionable age as defined in Section 2 to the Social Welfare Consolidation Act 2005, or

(iii)	the date of the Participant’s death;
“the Rules” means the Rules contained in this Schedule A including the Appendices thereto, as amended from time to time;

“the Salary Foregone Limit” means the lesser of (i) 7.5% of Basic Salary, and (ii) the amount of the Entitlement which an Eligible Employee elects to receive in Shares pursuant to the Scheme;

“the Scheme” means the Zimmer Orthopedics Employee Profit Sharing Scheme as set out herein and amended from time to time;

“Scheme Share” means any Share which has been appropriated in accordance with Rule 8.2 and continues to be held by the Trustees on behalf of a Participant;

“Share” means a fully paid ordinary share in the capital of the Parent Company which comply with the provisions of Part 3 of Schedule 11 to the Act;

“the Stock Exchange” means the SWX Swiss Exchange or the New York Stock Exchange;

“Subsidiary” means any company which is controlled by the Company in accordance with Section 432 of the Act;

“Surplus Shares” means Shares acquired by the Trustees under Rules 6.2, 7.6, 8.8 and 9.1 or otherwise and held as part of the Residual Fund;

“the Trust Deed” means the trust deed dated 22 October 2008 to which these Rules are scheduled;

“the Trustees” means the Trustees for the time being of the Scheme;

“the Trust Property” means the Residual Fund and any other securities, money or other property (excluding Shares which have been appropriated) held by the Trustees subject to the Scheme; and

“Year of Assessment” has the meaning assigned to it in Section 2 of the Act.

1.2	Where the context so admits any reference in these Rules:-
(a)	to the singular number shall be construed as if it referred also to the plural number and vice versa;

(b)	to the masculine gender shall be construed as if it referred also to the feminine gender; and

(c)	to a statute or a statutory provision shall be construed as referring to that provision as amended or re-enacted, if applicable.
2.	Scheme Offers
2.1	The Trustees shall make Offers to Eligible Employees of Participating Companies in respect of each Financial Year commencing in respect of the Financial Year ended 31st December 2008.

2.2	Whenever the Trustees decide to make an Offer it shall by written resolution decide on the terms of such Offer and shall specify:
(a)	the Eligible Employees to whom the Offer applies;

(b)	that each such Eligible Employee may elect to use all or part of (as determined by the Company) an amount equal to his Entitlement to acquire Shares pursuant to the Scheme and any amount of his Entitlement not so applied shall be paid (at the same time as the related Appropriation) to the Eligible Employee (subject to the deduction of statutory withholdings);

(c)	the amount of Basic Salary which an Eligible Employee may elect to forego in accordance with Rule 3.5.
2.3	No Offer shall be made after the tenth anniversary of the Adoption Date.
3.	Communication of Offers and Acceptances
3.1	As soon as practicable after an Offer is made, details of how the Offer applies to each Eligible Employee shall be communicated to him by the Trustees/ Company.

3.2	If he is not already a Participant under the Scheme, he must sign and return a Contract.

3.3	If an Eligible Employee who is a Participant has revoked any previous Contract he must sign a new Contract in order to participate in the referable Offer.

3.4	The Company shall issue a Contract to all affected Eligible Employees who must sign such Contract in order to receive a Share appropriation in respect of a particular Offer.

3.5	In respect of each Offer the Company shall issue each Eligible Employee with an Instruction Form which he must complete to signify his acceptance of his share of the Offer and the amount of it he wishes to receive as Shares (or in cash, subject to statutory withholdings) and, where applicable, the amount of Basic Salary he wishes (or he has previously elected) to forgo (which cannot exceed the Salary Forgone Limit) to be applied in the acquisition of Shares under the Scheme. In the event that the Company does not receive a completed Instruction Form (or receives a form which is not fully completed) within the time limit specified for the return of such forms, that Eligible Employee will automatically receive his Entitlement in cash, subject to statutory withholdings in the normal way.

3.6	The Contract and the Instruction Form must be returned within the time specified by the Company on the documentation, which time limit shall not be less than 14 days nor more than 28 days from the date of issue of the documentation.

3.7	For each Offer, the Company shall advise the Trustees of the terms of the Offer, the acceptances (including amounts of salary foregone) under Rule 3.5 which require to be satisfied by the appropriation of Shares under the Scheme and the names and addresses (and any other information the Trustees may require) of the effected Eligible Employees.

3.8	Subject to the requirements of the Electronic Commerce Act, 2000 (and in particular the consent requirement in Section 12(2)(c) of such Act), the Trustees shall have the power to:-
(a)	enter into contracts with Eligible Employees and/or Participants;

(b)	send and/or receive notices or instruction to/from Eligible Employees and/or Participants;
in such electronic form as they may specify from time to time. The Trustees shall have the power to agree with Eligible Employees and/or Participants that the Trustees may act on such electronic communications as they may receive from time to time unless such electronic communications are revoked in the manner specified by the Trustees.
4.	Individual Limit

The total of the Initial Market Value of all the Shares appropriated in any Year of Assessment to a Participant shall not exceed the limit from time to time prescribed by paragraph 3(4) of Part 2 of Schedule 11 to the Act.

5.	Initial Market Value

If, in accordance with Clause 10 of the Trust Deed, the Trustees must agree the Initial Market Value of Shares with the Revenue Commissioners the Trustees shall reach such agreement prior to the appropriation of such Shares.

6.	Acquisition of Shares
6.1	As soon as practicable after an Offer is made, Shares shall be acquired under Rule 7 by or for the Trustees to give effect to acceptances received under Rule 3.5. If the Company so directs Shares shall be acquired prior to the return date for such acceptances under Rule 3.5.

6.2	The Trustees shall endeavour to acquire the exact number of Shares to satisfy acceptances received under Rule 3.5 but should extra Shares be acquired these will be dealt with in accordance with Rule 8.8.

6.3	The Company and the Participating Companies shall bear the acquisition costs (including stamp duty, commission and other acquisition costs) of Shares referable to their respective Eligible Employees (including Shares acquired out of salary foregone and notified by Eligible Employees under paragraph 2 on Instruction Forms) and shall directly settle with the broker, other agent or vendor by putting the Trustees in funds to do so. The Company may discharge all the aforementioned acquisition costs and may seek reimbursement from the Participating

Companies of their respective portions. Each Participating Company shall, on demand, from the Company, reimburse the Company for its share of the acquisition costs.
7.	Acquisition of Shares by the Trustees and Rights Attaching to Shares and Listings
7.1	The acquisition of any Shares by the Trustees pursuant to Rule 6, shall be effected by purchase of Shares through the Stock Exchange, from other shareholders or pursuant to Rule 10.5.

7.2	The Trustees, as directed by the Company, shall, subject to Rule 4, purchase the maximum number of Shares that can be purchased out of the Acceptance Amount, from such shareholders notified by the Company as are willing to sell such Shares to the Trustees at that time or on the Stock Exchange (or both).

7.3	Share purchases under Rule 7.2 shall take place within 10 days (or such later date as the Company and Trustees agree) of the latest acceptance date under Rule 3.6 and subject to Rule 6.3 the Participating Companies shall pay to or to the direction of the Trustees any monies required for such purpose.

7.4	The price for purchase of Shares shall be determined as set out below.
(a)	If the Shares of the Parent Company are listed on the Stock Exchange then:
(i)	if Shares are purchased only on the Stock Exchange, or are purchased on the Stock Exchange and from shareholders the price per Share shall be the purchase price per Share on the Stock Exchange (excluding all costs of purchase) or if there is more than one purchase price on the Stock Exchange then the price obtained by dividing the total of such purchase prices by the total number of Shares so purchased; or

(ii)	if Shares are purchased direct from shareholders but no Shares are purchased on the Stock Exchange then the price of purchase shall be the middle market quotation of a Share as derived from the official list of the Stock Exchange for the last dealing day before the date of purchase form the shareholder (or the first purchase out of that Acceptance Amount, if more than one).
(b)	If the ordinary share capital is not listed on the Stock Exchange, every Share shall be purchased at the price agreed by the Trustees with the Revenue Commissioners to represent the market value, as at the date of purchase by the Trustees (or such earlier date as may be agreed in writing by the Revenue Commissioners and the Trustees for that purpose), of a Share subject to no restrictions of any kind other than those set out in the Parent Company’s Certificate of Incorporation and By-Laws.

7.5	The Trustees shall be entitled to adjust any such number of Shares to be acquired by them to a whole number of Shares as they shall think fit and to reduce such number of Shares to ensure that the limit specified in Rule 4 is not exceeded in any case and in the event that Shares have been both purchased and different rights attach to some Shares than to others, Shares shall be appropriated to Participants insofar as possible to ensure that Shares carrying the same rights are appropriated between them in proportion to their Entitlements.

7.6	In the event that any Shares held by the Trustees are not appropriated as a result of any adjustment or reduction under 7.5 above such Shares shall be sold immediately and the proceeds used towards the costs of the administration of the Scheme unless the Company directs the Trustees to hold them as Surplus Shares.

7.7	Shares issued for appropriation to Participants pursuant to the Scheme shall rank pari passu in all respects with the existing issued ordinary shares of the Parent Company (and, for the avoidance of doubt in the case of Shares subscribed for by the Trustees, shall confer on the Trustees the right to receive all dividends in respect of those Shares which are either declared or paid by reference to a record date which occurs after the date on which any Shares so subscribed shall have been registered in the names of the Trustees (or their nominees).
8.	Appropriation of Shares
8.1	The Entitlement of each Eligible Employee under the Scheme shall be such amount as the Company shall determine expressed as:
(a)	such proportion of Basic Salary as shall be determined by the Company, and/or

(b)	such proportion of Basic Salary for each Period of Service as shall be determined by the Company, and / or

(c)	a fixed amount determined by the Company, and / or

(d)	a fixed amount determined by the Company for each Period of Service and / or

(e)	subject to the prior approval of the Revenue Commissioners, a fixed amount determined by the Company for each week of service or part thereof completed since the previous Qualifying Date by the Participant as an employee of a Participating Company, and/or

(f)	such proportion (as shall be determined by the Company) of Basic Salary for each week of service or part thereof completed by a Participant in the employment of a Participating Company since the previous Qualifying Date by the Participant as an employee of a Participating Company, and/or

(g)	an amount as agreed in writing with the Revenue Commissioners provided that in any Year of Assessment the basis of calculation of Entitlement of each Eligible Employee shall be the same. For the avoidance of doubt, where an employee is transferred or seconded from the Parent Company or any of its subsidiaries and he is treated for the purpose of Irish employment law as having been continuously employed by a Participating Company from the date he was first employed by the Parent Company or one of its subsidiaries, then the period of such employment shall count for the purpose of the eligibility period referred to in this definition.

(In the context of this Rule “Period of Service” shall mean a complete year, or if less, the period from the date the Eligible Employee became an employee of the Company to the last day of the month in which the Qualifying Date falls.)

8.2	Subject to the following paragraphs of this Rule, the Shares acquired by the Trustees pursuant to Rule 7 shall be appropriated by the Trustees to the Participants entitled thereto on the relevant Appropriation Date.

8.3	Subject to the provisions of the following paragraphs of this Rule any appropriation of Shares under the Scheme shall be made by allocating the same among all the Participants in the same proportions as their respective acceptances (including salary foregone) bear to each other on the basis that the aggregate Initial Market Value of the Shares appropriated to each Participant is as nearly as possible pro-rata to the aggregate of such amounts specified in his Instruction Form.

8.4	Where the Shares acquired by the Trustees consist of Shares the rights in respect of which are not identical, the Trustees shall appropriate the Shares in respect of which the rights are not identical amongst all the Participants pro-rata to their entitlement determined in accordance with the referable Offer and Instruction Forms.

8.5	The Trustees shall not appropriate Shares to a Participant at any time if at the time he has, or at any time within the preceding twelve months he had, a material interest in a close company (as defined in paragraph 14 of Schedule 11 to the Act).

8.6	Unless the Company decides otherwise, the Trustees shall only appropriate Shares to an individual provided on the Appropriation Date he is an Eligible Employee.

8.7	No Shares shall be appropriated to a Participant which do not satisfy the conditions set out in Part 3 of Schedule 11 to the Act.

8.8	The Trustees may, at the discretion of the Company, sell for the best consideration in money reasonably obtainable any Shares which they do not appropriate under this Rule 8 and refund the net proceeds thereof to the Participating Companies in whatsoever appropriate shares the Trustees determine or, at the discretion of the Company, hold such funds as part of the Residual Fund, or retain such Shares as Surplus Shares.

8.9	Where the Trustees are unable to acquire sufficient Shares to satisfy in full appropriations pursuant to this Rule 8 the Trustees shall reduce the appropriations pro-rata to acceptances.

8.10	The Trustees shall appropriate Shares to Participants as soon as possible after the acquisition of such Shares and such appropriation will take place within 30 days of the acquisition.

8.11	The Trustees shall not appropriate as Shares so much of a Participant’s allocation as he shall have elected under the Instruction Form completed by him to take in cash and in determining the amount to be appropriated as Shares the Trustees may make any necessary rounding up or down.
9.	Trustees’ Accountability to a Participant and Participating Companies
9.1	If prior to the appropriation of any Shares under Rule 8 the Trustees:-
(a)	become entitled in respect of such Shares to any rights to be allotted or to subscribe for further securities in the Parent Company (other than a capitalisation issue of shares of the same class as the Shares then held by the Trustees pending an appropriation which shall be retained by the Trustees and shall form part of the Shares to be appropriated among Participants on such appropriation) the Trustees may either:-
(i)	sell the same for the best consideration in money reasonably obtainable and retain the net proceeds of sale as part of the Residual Fund; or

(ii)	sell enough of the rights to enable the subscription of the balance of such rights not so sold; or

(iii)	request the Company and the Participating Companies for cash to take up the entire in which event the Company shall procure that the relevant amount is paid to the Trustees or to their order for such purpose and they shall take up the entire provided that the Trustees shall take no action which would prejudice approval of the Revenue Commissioners of the Scheme and any securities so acquired shall form part of the Residual Fund. Any cash contributed by a Participating Company to enable the Trustees to take up the aforementioned rights shall be taken into account for the next Offer under the Scheme;
or

(b)	receive any dividends they shall after providing for any taxation payable on them hold the net amount of such dividends and shall retain the same as part of the Residual Fund.
10.	Dealing with a Participant’s Shares
10.1	During the Retention Period applicable to any of a Participant’s Shares the Participant concerned shall permit them to remain registered in the name of the Trustees and shall not assign, charge or otherwise dispose of his beneficial interest therein.

10.2	At any time before the Release Date applicable to any of a Participant’s Shares the Participant concerned must:-
(a)	not direct the Trustees to dispose of any of such Shares except by a transfer to which sub-paragraph 10.2(b) below applies or which is effected pursuant to Rule 14.1 unless such disposal is to be effected by sale for the best consideration in money as can reasonably be obtained at the time of such sale; and

(b)	if he directs the Trustees to transfer any of such Shares to him, pay to the Trustees a sum pursuant to Section 511(4)(c) of the Act equal to income tax at the standard rate on the Appropriate Percentage of the Locked-in-Value of the Shares at the time of the direction; and

(c)	agree with the Trustees not to sell the beneficial interest in any of those Shares except for cash at a price equal to that which the Trustees would have been required to obtain had they simultaneously sold those Shares in accordance with a direction given under Rule 10.2(a) above.
10.3	As soon as practicable, either on or after the Release Date applicable to a Participant’s Shares, the Trustees shall transfer the ownership of the Participant’s Shares into his name or shall, in accordance with the directions of such Participant sell all or some of such Shares for the best consideration in money that can reasonably be obtained at the time of sale, instead of transferring such Shares into his name.

10.4	Where -
(a)	a Participant assigns, charges or otherwise disposes of the beneficial interest in any of his Shares or whenever the beneficial interest in his Shares is vested in some other person, and

(b)	the assignment, charge, disposal or vesting is made from a holding of his Shares which was appropriated to him at different times,

(c)	then, for all the purposes of these Rules, the assignment, charge, disposal or vesting shall be treated as being of Shares which were appropriated earlier before those which were appropriated later.
10.5	At the time a Participant directs the Trustees to dispose of any of his Scheme Shares the Trustees may offer to purchase the beneficial interest in such Scheme Shares from the Participant at the best consideration in money that can reasonably be obtained at the time of the sale and for this purpose the price established in Rule 7.4 may be used as a guideline.
11.	Voting Rights in Respect of Participants’ Shares
11.1	The Trustees shall not exercise any voting rights on a show of hands (other than to request a poll) in respect of Participants’ Shares.

11.2	The Trustees shall on a poll in respect of a Participant’s Shares vote only in accordance with any direction given by that Participant in writing at least three working days (or such other period as the Trustees may from time to time determine) before the date on which those voting rights are exercisable and in the absence of such a direction the Trustees shall not vote in respect thereof.

11.3	Prior to appropriation of any Shares, the Trustees shall not exercise any voting rights attaching to them or (save as specifically provided in these Rules) transfer or agree to transfer the Shares or any securities allotted in respect of those Shares.

11.4	The Trustees may, at their discretion, appoint a Participant as their proxy to attend or vote at general meetings of the Company on their behalf in respect of any Shares. Any such proxy appointed shall vote only in accordance with the directions of the Trustees and shall have no discretion as to how to vote. No Participant may request that the Trustees appoint him as their proxy to attend or vote at general meetings of the Company.
12.	Rights Issues
12.1	In the event of the Parent Company making an offer or invitation conferring any rights upon its members to acquire against payment additional securities or rights of any description in the Parent Company the Trustees shall comply with any direction from a Participant (which must be received by the Trustees at least five business days before the said offer or invitation lapses or by such other time as the Trustees may from time to time determine) concerning the exercise or sale of any rights which are attributable to that Participant’s Shares provided that the Trustees shall not be required to exercise any such rights except to the extent that they have been provided with the full amount payable on such exercise either by the Participant concerned or (with his authority) out of the net proceeds of the sale, nil paid, of another part of the rights attributable to that Participant’s Shares.

12.2	If the Trustees receive any such offer or invitation as is referred to in Rule 12.1, they shall notify each Participant concerned of the rights calculated in accordance with the provisions of Rule 15 which are attributable to his Shares.

12.3	Subject to the Act, any securities taken up by the Trustees on behalf of a Participant under Rule 12.1 above shall form part of that Participant’s Shares and shall be deemed to have been appropriated at the same time as, and shall be held by the Trustees on the same terms as, the Participant’s Shares to which they relate.
13.	Capitalisation Issues

In the event of the Parent Company allotting any new securities by way of capitalisation to the Trustees in respect of any Participant’s Shares such new securities shall, subject to the Act, form part of that Participant’s Shares and shall be deemed to have been appropriated at the same time as, and shall be held by the Trustees on the same terms as, the Participant’s Shares to which they relate.

14.	Takeovers and other Transactions Affecting a Participant’s Shares
14.1	In the event that: -
(a)	an offer is made to acquire any Participant’s Shares (in this sub-Rule 14.1(a) referred to as “original shares”) in circumstances such that acceptance thereof will result in a new holding (as defined in Section 584 of the Act) being equated with such original shares for the purposes of capital gains tax; or

(b)	an offer is made to acquire any Participant’s Shares as part of a general offer made to holders of shares of the same class as the Participant’s Shares or of shares in the Parent Company for a cash consideration, with or without other assets and is also made in the first instance on a condition such that, if it is satisfied, the person making the offer will have control of the Parent Company (within the meaning of Section 11 of the Act); or

(c)	a transaction is proposed which affects a Participant’s Shares or such of them as may be of a particular class and such transaction would be entered into pursuant to a compromise, arrangement or Scheme applicable to or affecting:-
(i)	all the ordinary shares of the Parent Company, or as the case may be, or all the shares of the class in question; or

(ii)	all the shares or shares of the class in question which are held by a class of shareholders identified otherwise than by reference to their participation in an Approved Scheme;
then notwithstanding anything in Rule 10 the Trustees may, at the direction of the relevant Participant, accept such offer or, as the case may be, agree to such compromise arrangement or Scheme in respect of that Participant’s Shares.

14.2	In the event that any offer is made or compromise, arrangement or Scheme proposed affecting any of a Participant’s Shares which does not fall within Rule 14.1 above then the Participant concerned may only direct the Trustees to accept or agree thereto to the extent that implementation thereof would not result in a breach of Rule 10.

14.3	The Trustees will promptly take all reasonable steps using information supplied by the Company to notify Participants of the principal terms of any offer, compromise or Scheme falling within this Rule and in the absence of any direction from a Participant concerning how the Trustees should act thereon in respect of such Participant’s Shares the Trustees shall not take any action in respect thereof

14.4	In any of the following events:
(a)	if the Company shall cease to carry on business and another body corporate, person or firm (whether in contemplation of or after such cessation of business) enters into an agreement with the Trustees to perform the obligations of the Company under the Trust Deed and the Rules; or

(b)	if the business or a part of the business of the Company is acquired by or vested in any other body corporate, person or firm and such other body corporate, person or firm enters into an agreement with the Trustees or is bound by virtue of or pursuant to any statutory provision or instrument made thereunder or any order of a Court or otherwise to perform the said obligations; or

(c)	if the Company shall be dissolved by virtue of or pursuant to any statutory provision or any order of the Court made thereunder or otherwise and another body corporate, person or firm is bound by virtue of or pursuant to any statutory provision or any order of the Court made thereunder or otherwise to perform the said obligations; or

(d)	if the Company shall amalgamate or enter into any arrangement having the effect of amalgamation with any other body corporate, person or firm or if the Company desires to be discharged of its duties as the Company and any other body corporate, person or firm enters into an agreement with the Trustees to perform the said obligations;
then in any such event by deed supplemental hereto in such form as the Company and the Trustees shall require, and which has received the prior written approval of the Revenue Commissioners, the Company shall be thereby released from all the said obligations and such other body corporate, person or firm as aforesaid shall be deemed to be substituted for the Company as the person liable to perform the said obligations and the Trust Deed and the Rules shall henceforth have effect as if such other body corporate, person or firm had been a party to and had executed the Trust Deed in place of the Company and as if the reference to the Company in the Trust Deed and in the Rules were references to such other body corporate, person or firm.
15.	Fractions arising from the Issue of New Securities by Reference to a Participant’s Shares
15.1	If the Trustees become entitled to receive any securities or other rights in respect of their holding of Participants’ Shares the Trustees shall allocate such securities or other rights concerned on a proportionate basis.

15.2	If the allocation should give rise to a fraction of a security or right, the Trustees shall:-
(a)	round such aggregate allocation down to the next whole Share, security or right; and

(b)	sell any remaining Share, securities or rights and, subject to Rule 17.1, distribute the proceeds of sale (after deducting any expenses of sale and any taxation which may be payable by them) to the Participants concerned in due proportion.

15.3	Where the Trustees receive any new shares (within the meaning of Section 514(1) of the Act) in respect of their holding of a Participant’s Shares, the Trustees shall allocate the new shares to that Participant on a proportionate basis by reference to the relative times of appropriation of his Shares, and if the allocation should give rise to a fraction of a new share, the Trustees shall round the allocation up or down to the next whole new share as they think fit.
16.	Directions and Notices
16.1	To be valid any direction to the Trustees in respect of a Participant’s Shares must be given in writing and signed by or on behalf of the Participant concerned and subject to Rule 16.3 shall only be effective when it is received by the Trustees.

16.2	Notwithstanding the foregoing, the Trustees may, at the risk of the Participant concerned, act on instructions given or purported to be given by telegram, cablegram, facsimile message, electronic mail or telex message.

16.3	A direction complying with the provisions of the Scheme once duly given and received as mentioned in Rule 16.1 but subject to Rule 16.2 shall (subject to this Rule 16.3) be carried out by the Trustees as soon as practicable in accordance with its terms unless prior to their acting in respect thereof the Trustees receive written notice from the Participant revoking that direction. The Trustees shall incur no liability to a Participant (or to any such person as aforesaid) if they act upon a direction or do not act following a revocation purporting to have been duly given as aforesaid.

16.4	Any notification or other communication to be given to a Participant in connection with the Scheme shall be deemed to have been duly given if sent either by electronic mail to the Participant at the electronic mail address as shown in the Trustees’ records for the time being, or, by post in a pre-paid cover to the Participant’s address as shown in the Trustees’ records for the time being or if sent to him at his place of work and the Trustees and the Group shall have no liability whatsoever to a Participant in respect of any notification, document, payment or other communication so given, sent or made nor shall the Trustees or the Group be concerned to see that any Participant actually receives the same.

16.5	All notices, notifications and certificates to be given by any Participating Company to the Trustees under the Scheme
(a)	shall subject to (b) below be in writing and shall be delivered to the Trustees at their last known address or at such other address as the Trustees shall from time to time notify to the Company, or

(b)	if the Trustees and the Company so agree, may be in such other form including facsimile and electronic mail as agreed, and shall be effective only upon receipt by the Trustees.

17.	Miscellaneous
17.1	Subject to any such direction as is referred to in Section 513(3) of the Act, the Trustees shall pay or transfer to a Participant any amount otherwise distributable to any particular Participant under Rule 15 (less any costs or expenses of disposal, in the case of a disposal) as soon as practicable and in any event, before the end of the tax year in which such amount is received by the Trustees.

17.2	Any stamp duty payable on a transfer of a Participant’s Shares to that Participant shall be paid by the Participating Companies who shall be entitled to claim reimbursement from the Participant concerned who on a claim being made to him shall forthwith reimburse the Participating Company for the stamp duty discharged on his behalf. In the case of any other transfer such stamp duty will be payable by the Participant concerned.

17.3	The Company will, on request from a Participant, provide him with copies of all notices, circulars and other documents sent to holders of Shares.

17.4	The Company will make available a booklet approved by the Trustees and the Revenue Commissioners explaining the operation of the Scheme and the procedure for giving directions to the Trustees.

17.5	The Company may before any Appropriation Date determine to suspend the operation of Rule 2 either temporarily or permanently. If such suspension is resolved to be permanent, no further Shares will be appropriated, but the provisions of the Scheme in relation to Shares already appropriated shall continue in full force and effect so far as this is possible in compliance with the applicable law.

17.6	Subject to Rule 17.8 the Company may amend any Rule of the Scheme but so that:-
(a)	no such amendment which affects the obligations of the Trustees shall take effect unless the written agreement of a majority of the Trustees has been obtained thereto;

(b)	no such amendment to these Rules may be made which would adversely affect the interest of any Participant in respect of any Participant’s Shares.
17.7	The Company may from time to time make alterations to the Trust Deed and the Rules provided always that the Company shall not make any alteration which would prejudice approval of the Scheme by the Revenue Commissioners or a Participant’s rights over Shares already appropriated to him.

17.8	In no circumstances may any amendment be made the Trust Deed or to the Rules without the prior written approval of the Revenue Commissioners.

17.9	The decision of the Company in any dispute or question affecting any Participant under this Scheme (other than a dispute or question affecting the rights or liabilities of the Trustees) shall be final and conclusive subject to the concurrence of the Auditors where required under the provisions hereof.

17.10	Neither the Company, the Parent Company, the Participating Companies nor the Trustees shall be required to perform any obligation hereunder to the extent that such action would be contrary to any applicable enactment or regulation for the time being in force in relation to Exchange Control in Ireland or pursuant to the Financial Transfers Act, 1992.
18.	Errors and Omissions
18.1	If as a result of an error or omission:
(a)	a person who would, if he had complied with Rules 3.2, 3.3, 3.5 be an Eligible Employee has not been given the opportunity to participate in this Scheme by having Shares appropriated to him on that occasion; or

(b)	the number of Shares appropriated to any person on any occasion is found to be incorrect and such errors or omissions cannot be corrected within the relevant period(s) specified in the Rules, the Company and the relevant Participating Company and the Trustees may, but shall not be obliged to do so, do all acts and things as may be agreed with the Revenue Commissioners to rectify the error or omission notwithstanding that such actions may fall outside the time limits provided by or otherwise conflict with the other provisions of the Rules or the Trust Deed.

APPENDIX 1
LETTER OF INVITATION
ZIMMER ORTHOPEDICS EMPLOYEE PROFIT SHARING SCHEME
[insert date]
Dear
On the [date     ] the Company made an announcement in relation to the Offer under the Zimmer Orthopedics Employee Profit Sharing Scheme (the “Scheme”) in respect of the Financial Year ended[    ]. How the Offer affects you is as follows:
You may elect to have all or a portion of the amount at (1) below (to a maximum equivalent of 7 1/2% of your Basic Salary) used by the Trustees to purchase Scheme Shares on your behalf. Any of the amount at (1) below which you do not accept to be used to purchase Scheme Shares will be paid subject to PAYE and PRSI in the normal way.

Insert amounts at	(1)	€[ ]
In addition you may forego part of your salary at (2) below or such lesser amount you specify. Please note that the amount you forego as salary may not exceed (i) the amount at (1) above which you elect to take in Shares under the Scheme and (ii) 7 1/2% of your Basic Salary (whichever is less).

Insert Salary Foregone Limit at	(2)	€[ ]
Please further note that the Initial Market Value of Shares acquired for you under the Scheme in respect of this Offer may not exceed €12,700 (or such other amount specified under the Taxes Consolidation Act, 1997) and accordingly, scale back may apply.
I enclose with this letter a Contract which you need to sign in order to comply with the terms of the legislation applicable to the Scheme and an Instruction Form. Please complete the Contract and the Instruction Form and return on or before the day of      . In the Instruction Form you need to notify the Company how much you want to take in Shares in respect of bonus and salary foregone.
Once you have signed the Contract it will remain effective to cover your participation under the Scheme in future years. The Contract imposes specific restrictions on you in connection with any Shares allocated to you under the Scheme. These restrictions are required by the Revenue Commissioners as a condition of the favourable tax treatment given to the benefits under the Scheme. It also contains at paragraph 5 directions to the Trustees of the Scheme relating to the procedure to be followed by the Trustees in the event of a rights issue. These directions are not irrevocable and may be changed at any time if you so wish.

Yours sincerely,

For and on behalf of
ZIMMER ORTHOPEDICS MANUFACTURING LIMITED

APPENDIX 2
PART A
CONTRACT OF PARTICIPATION
TO:	ZIMMER ORTHOPEDICS MANUFACTURING LIMITED and the Trustees of the Zimmer Orthopedics Employee Profit Sharing Scheme.
ZIMMER ORTHOPEDICS EMPLOYEE PROFIT SHARING SCHEME
I acknowledge receipt of your letter/email dated                 offering me Shares under the Zimmer Orthopedics Employee Profit Sharing Scheme (the “Scheme”). In consideration of the present and any future offer of participation which you may make to me under the Scheme I agree to be bound in contract with Zimmer Orthopedics Manufacturing Limited (the “Company”) to accept any such offer subject to the Rules of the Scheme and in particular (but subject to Section 511(6) of the Taxes Consolidation Act 1997 (see Note (i))):-
1.	To permit all Shares held by the Trustees on my behalf under the Scheme to remain in the names of the Trustees for the Retention Period (see Note (ii));

2.	During the Retention Period not to assign, charge or otherwise dispose of any of my rights or interests in those Shares;

3.	If I direct the Trustees to transfer the ownership of any such Shares to me before their Release Date (see Note (iii)), to pay to the Trustees before the transfer takes place such sum on account of income tax as they notify me is required to be paid under the relevant tax legislation;

4.	Not to direct the Trustees to dispose of any such Shares before the Release Date except by sale for the best consideration in money that can be reasonably obtained at the time of sale;

5.	In the absence of any direction from me on a rights issue by Zimmer Holdings, Inc. I hereby direct the Trustees of the Scheme to sell sufficient of my rights to enable the Trustees to finance the subscription of the balance;

6.	In the absence of any direction from me in the event of a general offer to acquire the shares of Zimmer Holdings, Inc. or another offer for such share capital falling within the terms of Rule 14 of the Scheme, I hereby direct the Trustees to accept such offer;

7.	That unless I direct otherwise, the Trustee shall not distribute and shall hold on trust on my behalf any sums comprising in aggregate less than €100 until the aggregate of all such sums so held on my behalf shall exceed €100 or until I ceases to be a Participant (whichever shall first occur) in the Scheme whereupon the Trustee shall distribute all such sums so held to me;

8.	Generally to be bound by the provisions of the Scheme (as the same have been and may from time to time be amended);

9.	I acknowledge that I may revoke this contract in respect of future share offers.

Signed:

Date:

Please complete the following in BLOCK CAPITALS

SURNAME:

FORENAMES:
HOME ADDRESS:
P.P.S. NUMBER:

EMPLOYEE NUMBER*

*	Obtainable from payslip.
NOTES:
(i)	The Taxes Consolidation Act, 1997 is the Act under which the Scheme is established.

(ii)	The “Retention Period” is the period beginning with the date on which the particular shares are allocated to you under the Scheme and ending on the second anniversary of that date or, if earlier:-
(a)	the date on which you cease to be an employee by reason of injury, disability or redundancy;

(b)	the date on which you reach state retirement age (currently age 66); or

(c)	the date of your death.
(iii)	The “Release Date” is the third anniversary of the date on which the particular shares are allocated to you under the Scheme (or such earlier anniversary as may be specified under the Taxes Consolidation Act, 1997).

APPENDIX 2
PART B
INSTRUCTION FORM
ZIMMER ORTHOPEDICS EMPLOYEE PROFIT SHARING SCHEME
For the [ insert year ] Offer I wish to accept the following amounts to be used to acquire Shares

(1)	all of my Entitlement i.e. €[ ]
OR
€[ ]
*insert other lesser amount
(2)	all the Salary Foregone amount i.e. €[ ]
or [ ]
*insert other lesser amount
I acknowledge that any amount[s] at [(1) and (2)] not accepted to be used in the purchase of Shares shall be paid to me subject to PAYE and PRSI in the usual way.
Notes:
(a)	The Initial Market Value of Shares purchased with the aggregate of (1) and (2) may not exceed €12,700 (or such other amount specified under the Taxes Consolidation Act, 1997) and accordingly scale back may apply.

(b)	The amount you chose at (2) may not exceed 71/2% of your Basic Salary nor the amount you chose at (1) and accordingly scale back may apply.
I instruct my employer to deduct from my Salary the amount specified at paragraph (2) to be used in the purchase of Shares.
I hereby consent to the disclosure of my personal data by my employer to (or by) the scheme administrator to the agent of the Scheme or any other third party for the purpose of the implementation operation and administration of the Zimmer Orthopedics Employee Profit Sharing Scheme and to the transfers of my personal data between these bodies. I understand this may involve the transfer of my personal data outside the Republic of Ireland.

Please complete in BLOCK LETTERS

Surname:

First Name

Home Address:

PPS*:

*	Obtainable from payslip

Signature:
Date:

APPENDIX 3
ZIMMER ORTHOPEDICS EMPLOYEE PROFIT SHARING SCHEME
To:	here insert employee’s name and address
NOTICE OF INTENTION TO TRANSFER SCHEME SHARES INTO YOUR NAME
The Statement below contains details of Scheme Shares of fully paid shares of [      ] having a par value of                      in [Zimmer Holdings, Inc.] currently held by the Trustees on your behalf under the terms of the Scheme which will have been appropriated to you three years ago on the day of                     . The Trustees intend to transfer these into your name as soon as is practicable after the above date.
If you wish the Shares to be sold (instead of their being transferred into your name) on your behalf by the Trustees after the Release Date mentioned above please complete the attached form. If you do nothing, the below described Shares will be transferred into your name.

CHAIRPERSON OF THE TRUSTEES OF THE SCHEME
Signed
Date

Appropriation	No. of Shares	No. of Shares	Initial Market	Total Initial
Date	Appropriated out	Appropriated	Value per Share	Market Value
	of profit share	out of salary
	from Company	forgone

APPENDIX 4
DIRECTION TO SELL SHARES
ZIMMER ORTHOPEDICS EMPLOYEE PROFIT SHARING SCHEME
[to the Trustees of the Zimmer Orthopedics Employee Profit Sharing Scheme]
I refer to the statement dated the                      day of                      giving notice of your intention to transfer the Scheme Shares into my name after their Release Date (being [     ]) Instead of transferring those number of Shares indicated below into my name please sell them for the best consideration in money as can reasonably be obtained at the time of such sale.

Appropriation	No. of Shares	No. of Shares	Initial Market
Date	Appropriated out	Appropriated	Value per Share
	of profit share	out of salary
	from Company	forgone
(Complete the above as appropriate).
Signed
Dated
PLEASE PRINT CLEARLY:-
PPS NUMBER:
SURNAME:
FORENAMES:
HOME ADDRESS: